Exhibit 10.19

RELIANT TECHNOLOGIES, INC.

464 ELLIS STREET

MOUNTAIN VIEW, CALIFORNIA 94043

August 14, 2007

VIA HAND DELIVERY

Thomas J. Scannell

Reliant Technologies Inc.

464 Ellis Street

Mountain View, CA  94043

Re:          Transition and Resignation Agreement

Dear Tom:

This letter sets forth the terms of the transition and resignation agreement (the “Agreement”) between you and Reliant Technologies Inc. (the “Company”).

1.             Resignation and Transition Period.  You acknowledge that, effective as of July 2, 2007 (the “Transition Date”), you resigned from your position as Vice President, Finance, and Chief Financial Officer of the Company, and from any other employment-related office or position you held with the Company, with the sole exception that you will continue to serve as an employee of the Company through September 15, 2007 (the “Employment Resignation Date”).  Further, you hereby resign your employment with the Company effective as of the Employment Resignation Date; provided however that, the Company can accelerate the Employment Resignation Date in the event that you materially breach this Agreement, the Proprietary Information Agreement (defined in Section 8), or any written Company policy.  Your employment with the Company during the period between the Transition Date and the Employment Resignation Date (the “Transition Period”) shall be subject to the following terms and conditions:

(a)           Transition Activities.  As an employee, you shall report to the Chief Executive Officer (“CEO”), and you shall continue to be subject to all of the standard policies and procedures of the Company.  You shall provide the following transition activities:  (i) discharge and perform any and all reasonable duties requested of you by the CEO or his designee; (ii) take all steps to ensure the orderly transition of all matters that you have handled during the course of your employment with the Company; and (iii) provide transition briefing information to the CEO as he may request.  You will not have authority to bind the Company or make management decisions, unless expressly authorized in advance by the CEO.

(b)           Salary Continuation and General Employee Benefits; Use of Accrued Vacation.  Through the Employment Resignation Date, you will continue to receive your current base salary, paid in the Company’s ordinary payroll cycle and subject to standard deductions and withholdings.  You will also continue to be eligible for the Company’s standard employment benefits to the extent permitted by the terms, conditions and limitations of the benefit plans.  You agree that you will schedule and take vacation time during the Transition Period, sufficient to use up all of your vacation time that will have accrued through the Employment Resignation Date.

(c)           Vesting of Stock Option Grant.  You will continue to earn vesting credit under your outstanding stock options through the Employment Resignation Date.  Following the Employment Resignation Date, you hereby agree and acknowledge that you will not vest in any additional shares subject to your stock options under any condition.

2.             Final Pay.  On the Employment Resignation Date, the Company will pay you all accrued salary earned through the Employment Resignation Date, subject to standard payroll deductions and withholdings.  You are entitled to this payment by law.  You acknowledge and agree that, due to your use of all accrued vacation during the Transition Period, you will not be owed any vacation payment on the Employment Resignation Date.

3.             Health Insurance Coverage.  To the extent provided by the federal COBRA law or, if applicable, state insurance laws (“COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Employment Resignation Date.  Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.  On or after the Employment Resignation Date, you will be provided with a separate notice describing your rights and obligations under the applicable state and/or federal insurance laws.

4.             Equity Awards.

(a)           You were previously granted the following stock options (collectively, the “Options”) to purchase shares of the Company’s common stock under the Company’s 2003 Equity Incentive Plan (the “Plan”): (i) a nonstatutory stock option to purchase 33,333 shares at an exercise price of $3.00 per share granted on November 18, 2005, as amended pursuant to an Amendment to Stock Option Agreement dated December 7, 2006 (the “First Option”); (ii) a nonstatutory stock option to purchase 141,667 shares at an exercise price of $3.00 per share granted on November 18, 2005, as amended pursuant to an Amendment to Stock Option Agreement dated December 7, 2006  (the “Second Option”); (iii) an incentive stock option to purchase 20,000 shares at an exercise price of $5.00 per share granted on February 8, 2007 (the “Third Option”), (iv) a nonstatutory stock option to purchase 30,000 shares at an exercise price of $5.00 per share granted on February 8, 2007 (the “Fourth Option”); and (v) a nonstatutory stock option to purchase 75,000 shares at an exercise price of $5.00 per share granted on February 8, 2007 (the “Fifth Option”).  You hereby agree and acknowledge that the Options represent your entire equity interest in the Company as of the date hereof.  Vesting of all Options shall cease effective as of the Employment Resignation Date, and any unvested shares subject to the Options shall terminate at such time.  Notwithstanding any provisions to the contrary regarding vesting of the Options that may be contained in the Plan and any of the stock option agreements evidencing the Options (including all amendments thereto), and expressly superseding and replacing any such contrary language, you hereby agree that you shall not vest in any additional shares subject to the Options following the Employment Resignation Date.

Accordingly, as of the Employment Resignation Date, assuming no Change of Control (as such term is defined in your Employment Agreement with the Company dated January 2006 (the “Employment Agreement”)) is consummated prior to or on the Employment Resignation Date, then you shall be vested in no more than: (i) 20,369 shares subject to the First Option, (ii) 86,573 shares subject to the Second Option, (iii) 12,000 shares subject to the Third Option, (iv) 0 shares subject to the Fourth Option, and (v) 0 shares subject to the Fifth Option.

(b)           If you timely enter into this Agreement, comply with your obligations hereunder, and, on or timely after the Employment Resignation Date, you sign, date, return to the Company and allow to become effective the Employment Resignation Date Release attached hereto as Exhibit A, the Company hereby agrees to: (i) amend the First Option pursuant to the Amended And Restated Stock Option Grant Notice, and the Amendment to Stock Option Agreement, both attached hereto as Exhibit C-1, and amend the Second Option pursuant to the Amended And Restated Stock Option Grant Notice, and the Amendment to Stock Option Agreement, both attached hereto as Exhibit C-2 (collectively, the “Option Amendment Agreements”), and (ii) extend the term of the Third Option so that you may exercise it at any time from the Transition Date until June 30, 2008.  The First Option and Second Option shall become exercisable only in accordance with the Option Amendment Agreements.  Note that the extension of the Third Option will result in the immediate loss of favorable incentive stock option treatment and will result in the Third Option being taxed as a nonstatutory stock option upon exercise.  The Fourth Option and the Fifth Option shall terminate effective as of the Employment Resignation Date, assuming no Change of Control is consummated prior to or on the Employment Resignation Date.

(c)           As a condition to exercising any of the Options, you hereby agree to reimburse the Company for all federal and state income and employment taxes that the Company is required to withhold and deposit in respect of such exercise (other than the Company’s share of FICA taxes).  No shares of Company stock will be issued to you in respect of your exercise of the Options unless and until you have satisfied such tax reimbursement obligations.

5.             Other Compensation or Benefits.  You acknowledge that, except as provided in this Agreement, you will not earn and will not receive any compensation, including without limitation salary, bonus, incentive compensation, or severance, or any benefits, during the Transition Period or after the Employment Resignation Date, with the exception of any vested rights you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or vested shares subject to the Options.  By way of example, but not limitation, you acknowledge and agree that:  (a) you will not earn, and will not receive, any additional bonus compensation for 2007; (b) your resignation of employment does not qualify as a resignation for “Good Reason” for the purposes of your Employment Agreement with the Company dated January 2006 (the “Employment Agreement”), and you are not eligible for any severance benefits, including but not limited to severance pay, Company payment of COBRA premiums, or accelerated vesting of equity awards (including but not limited to the Options), under the Employment Agreement; and (c) you will remain eligible for accelerated vesting of equity awards (including the Options) for consummation of a Change of Control of the Company under the terms and conditions contained in Section 6.2 of the Employment Agreement if a Change of Control is consummated prior to or on the Employment Resignation Date, but you will not be eligible for any accelerated vesting for any reason after the Employment Resignation

Date (notwithstanding any language to the contrary that may be contained in the Employment Agreement or your equity award documents).

6.             Expense Reimbursements.  You agree that, prior to or on the Employment Resignation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Employment Resignation Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business practice.

7.             Return of Company Property.  On the Employment Resignation Date, or earlier if requested by the Company, you shall return to the Company all proprietary or confidential Company documents (and all copies thereof) and other Company property that you have in your possession or control, including, but not limited to, sales reports, sales and marketing information, client information, Company products, samples, equipment, files, notes, correspondence, memoranda, email, computer-recorded information, electronic information, drawings, records, compilations of data, plans, forecasts, operational and financial information, research and development information, personnel information, product and manufacturing information, specifications, tangible property (including, but not limited to, computers, PDA, and cellular phones), credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).  You agree that you will make a diligent search to locate any such documents, property and information on the Employment Resignation Date.  You must timely comply with this paragraph to be eligible for amendment of the First Option and Second Option pursuant to Section 4(b) hereof.

8.             Proprietary Information Obligations.  You hereby acknowledge and reaffirm your continuing obligations under your Employee Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”), a copy of which is attached hereto as Exhibit B.

9.             Nonsolicitation Obligations.  During the Transition Period and for one (1) year after the Employment Resignation Date, you will not, without first obtaining the prior written approval of the Company, directly or indirectly, solicit, induce, persuade or entice, or attempt to do so, or otherwise cause, or attempt to cause, any employee or independent contractor of the Company to terminate his or her employment or contracting relationship with the Company.

10.          Confidentiality.  The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement in order to fulfill standard or legally required corporate reporting or disclosure requirements, including filing the Agreement with the federal Securities and Exchange Commission; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.  In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee or consultant.

11.          Nondisparagement.  You agree not to disparage the Company or the Company’s current and former officers, directors, employees, stockholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; and the Company (through its officers and directors) agrees not to disparage you in any manner likely to be harmful to you or your business or personal reputation; provided that the parties may respond accurately and fully to any request for information if required by legal process.

12.          Cooperation.  You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company.  Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions and trial testimony.  The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs.  In addition, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.

13.          No Admissions.  The promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.

14.          No Voluntary Adverse Action.  You agree that you will not voluntarily assist any person in preparing, bringing, or pursuing any litigation, arbitration, administrative claim or other formal proceeding against the Company, its parents, subsidiaries, affiliates, officers, directors, employees or agents, unless pursuant to subpoena or other compulsion of law.

15.          Indemnity Agreement.  The Company hereby acknowledges and reaffirms its obligations to you under the Indemnity Agreement between you and the Company dated November 27, 2006 (the “Indemnity Agreement”), which include obligations to indemnify you after the Employment Resignation Date under Section 4 of the Indemnity Agreement.   A copy of the Indemnity Agreement is attached hereto as Exhibit D.

16.          Release of Claims.  In exchange for consideration provided to you by this Agreement that you are not otherwise entitled to receive, including continued employment during the Transition Period, you hereby generally and completely release the Company and its current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that you sign this Agreement (collectively, the “Released Claims”).  The Released Claims include, but are not limited to:  (a) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including but not limited to claims arising from or based on your Employment Agreement); (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).  Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification you may have pursuant to the Indemnity Agreement, the charter, bylaws, or operating agreements of the Company, or under applicable law;  (b) any rights which are not waivable as a matter of law; or (c) any claims arising from the breach of this Agreement.  In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that you hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding.  You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

17.          ADEA Waiver.  You hereby acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which you were already entitled.  You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may decide voluntarily not to do so); (c) you have twenty-one (21) days within which to consider this Agreement (although you may choose voluntarily to sign this Agreement earlier); (d) you have seven (7) days following your signing of this Agreement to revoke this Agreement (in a written revocation sent to the CEO); and (e) this Agreement will not be effective until the eighth day after this Agreement has been signed both by you and by me, provided that you do not revoke it (the “Effective Date”).

18.          Section 1542 Waiver.  In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect, including but not limited to your release of any unknown or unsuspected claims herein.

19.          Dispute Resolution.  To aid in the rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, negotiation, execution, enforcement or breach of this Agreement, your employment, or the termination of your employment, will be resolved by confidential, final and binding arbitration conducted before a single arbitrator with JAMS, Inc. (“JAMS”) in Santa Clara County, California under JAMS’ then-applicable arbitration rules.  The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding.  You will have the right to be represented by legal counsel at any arbitration proceeding.  The arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based.  The Company shall bear the JAMS arbitration fees and administrative costs.  Nothing in this Agreement shall prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

20.          General.  This Agreement, including its Exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, including but not limited to any terms in the Employment Agreement inconsistent with the terms of this Agreement (provided that, terms in the Employment Agreement that are consistent with this Agreement shall remain in effect).   This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be deemed modified so as to be rendered enforceable consistent with the intent of the parties insofar as possible under applicable law.  This Agreement will be governed by the laws of the State of California without regard to conflicts of law principles.  Any ambiguity in this Agreement shall not be construed against either party as the drafter.  Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing in order to be effective and shall not be deemed to be a waiver of any successive breach or rights hereunder.  This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me within twenty-one (21) days after your receipt of this Agreement.  The offer contained in this Agreement will automatically expire if we do not receive the fully executed Agreement from you by that date.  Do not sign the Employment Resignation Date Release attached as Exhibit A until the Employment Resignation Date.

We look forward to continuing to work with you during the Transition Period and we wish you the best in your future endeavors.

Sincerely,

RELIANT TECHNOLOGIES INC.

By: /s/ Eric B. Stang

Eric B. Stang

Chief Executive Officer

UNDERSTOOD AND AGREED:

/s/ Thomas J. Scannell

Thomas J. Scannell

8-14-07

Date

Attachments:

Exhibit A—Employment Resignation Date Release

Exhibit B—Proprietary Information and Inventions Agreement

Exhibit C-1—Amended and Restated Stock Option Grant Notice and Amendment to Stock Option Agreement for First Option

Exhibit C-2—Amended and Restated Stock Option Grant Notice and Amendment to Stock Option Agreement for Second Option

Exhibit D—Indemnity Agreement

EXHIBIT A

EMPLOYMENT RESIGNATION DATE RELEASE

(To be signed on or within twenty-one (21) days after the Employment Resignation Date.)

In exchange for amendment of the First Option and Second Option and other consideration provided to me by Reliant Technologies Inc. (the “Company”) pursuant to the transition and resignation agreement between me and the Company dated August 14, 2007 (the “Agreement”), I hereby provide the following Employment Resignation Date Release (the “Release”).

I hereby generally and completely release the Company and its directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, arising out of or in any way related to events, acts, conduct, or omissions occurring at any time prior to or at the time that I sign this Release (collectively, the “Released Claims”).  The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including but not limited to claims arising under or based on the Agreement or the Employment Agreement); (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Family and Medical Leave Act, the California Family Rights Act, the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).  Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to the Indemnity Agreement between me and the Company dated November 27, 2006 (which remains in effect in accordance with its terms), the charter, bylaws, or operating agreements of the Company, or under applicable law;  (2) any rights which are not waivable as a matter of law; or (3) any claims for breach of the Agreement arising after the date that I sign this Release.  In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding.  I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which I am already entitled.  I further acknowledge that I have been advised by this writing that:  (1) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (2) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (3) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it earlier); (4) I have seven (7) days following the date I sign this Release to revoke it by providing written notice of revocation to the Company’s Chief Executive Officer; and (5) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date I sign it (the “Effective Date of the Employment Resignation Date Release”).

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to my release of claims herein, including but not limited to the release of unknown and unsuspected claims.

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

By:

Thomas J. Scannell

Date:

EXHIBIT B

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

EXHIBIT C-1

AMENDED AND RESTATED STOCK OPTION GRANT NOTICE AND
AMENDMENT TO STOCK OPTION AGREEMENT FOR FIRST OPTION

EXHIBIT C-2

AMENDED AND RESTATED STOCK OPTION GRANT NOTICE AND
AMENDMENT TO STOCK OPTION AGREEMENT FOR SECOND OPTION

EXHIBIT D

INDEMNITY AGREEMENT